CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the references to our firm in the Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our reports dated May 17, 1997 on the financial statements and financial highlights of the Pzena Focused Value Fund and Titan Financial Services Fund, each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 1997 Annual Report to Shareholders of each Fund which are incorporated by reference into the Statements of Additional Information.


                                                        Tait, Weller & Baker


Philadelphia, PA
August 18, 1997